SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM N-8A

                  NOTIFICATION OF REGISTRATION
                 PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940

 The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment
Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                UMB Scout Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     BMA Tower, 700 Karnes Boulevard, Kansas City, Missouri 64108

Telephone Number (including area code): (816) 751-5923

Name and address of agent for service of process:

 SR Services, Inc., 919 North Market Street, Suite 600, P.O. Box 2170,
          New Castle County, Wilmington, Delaware 19801

Copies to:
 Mark H. Plafker, Esq., Stradley, Ronon, Stevens & Young, LLP
      2600 One Commerce Square, Philadelphia, PA  19103-7098

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A:          YES  [X]  NO  [ ]

                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Kansas City, Missouri as of the 8th day of February, 2000.

                              UMB Scout Funds

                              BY:  /s/ Stephen S. Soden
                              Stephen S. Soden, Chairman

Attest:   /s/ Martin A. Cramer
Martin A. Cramer, Secretary


Doc. #219008 v.01